SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) October 18, 1996





                           CPI CORP.
________________________________________________________________
  (exact name of registrant as specified in its charter)



    Delaware                  0-11227              43-1256674
________________________________________________________________
(State or other jurisdiction (Commission file   (IRS Employer
 of incorporation)             Number)       Identification No.)




1706 Washington Avenue, St. Louis, Missouri        63103-1790
________________________________________________________________
(Address of principal executive offices)            (Zip code)




Registrants's telephone number, including area code (314) 231-1575
________________________________________________________________




________________________________________________________________
(Former name or former address, if changes since last report.)



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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On October 7, 1996, the Company announced Eastman Kodak Company has completed its purchase of a 51% stake in the Company's Fox Photo, Inc. subsidiary for $56.1 million in cash. Details of the transaction were previously disclosed on a Form 8-K Current Report filed with the Securities and Exchange Commission Registration Commission File No. 0-11227 on August 22, 1996 and are incorporated herein by reference. An excerpt from the August 22, 1996 filing summarizing the transaction is as follows:

          "On August 8, 1996, the Company announced that it had entered into a definitive agreement with Eastman Kodak Company ("Kodak") to establish a joint venture with Kodak to own and operate the Company's retail photofinishing business. The retail photofinishing business is currently conducted by the Company's Fox Photo, Inc. ("Fox") and Proex Photo Systems, Inc. ("Proex") subsidiaries. Proex is a wholly owned subsidiary of Fox.

          Pursuant to a Subscription Agreement, dated August 8, 1996, by and among Kodak, the Company, Consumer Programs Holding, Inc. (a wholly owned subsidiary of the Company) ("Holding") and Fox (the "Subscription Agreement"), Kodak will purchase new shares of Fox constituting 51% of the then outstanding common stock of Fox for a cash purchase price of $56.1 million. The purchase price will be subject to upward or downward adjustment to account for changes in Fox's net worth between April 27, 1996 and the date the transaction is consummated.

          Pursuant to the terms of a Stockholders' Agreement (the "Stockholders' Agreement") to be entered into by Kodak, the Company, Holding and Fox upon consummation of the joint venture transaction, at any time from and after January 1, 1999 Kodak can require the Company to sell its interest in Fox and the Company can require Kodak to purchase the Company's interest in Fox for a price equal to 49% of (A) Fox's "fair market value" (as determined pursuant to the Stockholders' Agreement at the time such "put" or "call" right is exercised) less
          (B) $30 million. In no event, however, will such purchase price for the Company's remaining interest in Fox be less than $53.9 million. Additionally, prior to January 1, 1999, the Stockholders' Agreement will entitle Kodak to require that the Company sell its remaining interest in Fox to Kodak upon a "change in control" (as defined in the Stockholders' Agreement) of the Company for a purchase price of $53.9 million.


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          The Stockholders' Agreement provides that Kodak will
          designate four members and the Company will designate three members of Fox's seven-member Board of Directors. Alyn V. Essman, the Company's Chairman and Chief Executive Officer, will be the initial Chairman of Fox's Board of Directors. Certain specified significant actions will require the consent of both Kodak and the Company."


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     A.   Financial Statements of Business Acquired.

          Not applicable.

     B.   Pro Forma Financial Information.

     As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the pro forma financial information required by this Item 7(B). In accordance with Item 7(B) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than 60 days after October 4, 1996.

     C.  Exhibits.

     None.


ITEM 5.  OTHER EVENTS.

On October 18, 1996, CPI Corp. issued the following press release:

CPI CORP. SAYS 3RD QUARTER PORTRAIT STUDIO SALES LOWER THAN
EXPECTED

     ST. LOUIS, MO., October 18, 1996 - CPI Corp. (NYSE-CPY) said today that, due to lower-than-expected third quarter portrait studio sales, it no longer anticipates that 1996 full-year comparable earnings will exceed those of 1995.

     In making the announcement, Alyn V. Essman, chairman and chief executive officer said, "In earlier communications, we stated that we expected CPI's full-year results for the 1996 fiscal year ending February 1, 1997 to show an increase over comparable earnings of last year. Those expectations were predicated on a strong second half, including the all-important fourth quarter. In our Sears Portrait Studio division we are approximately five weeks into the holiday season portrait activity, and early results indicate that,

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     although sales should exceed last year's, we are not
     experiencing the sales strength we anticipated.

     "Our best estimates at this time are that third quarter portrait studio sales could be approximately four million dollars lower than previously expected. This sales short-fall could reduce pre-tax portrait studio operating income approximately $2.5 million from our prior expectations. While our very important fourth quarter is difficult to predict, these recent results and the trend suggest that full-year comparable overall earnings (before consideration of effects of the photofinishing joint venture and/or pending share repurchases) are likely to be below last year's."

     This release contains certain "forward looking statements" that are subject to risks and uncertainties. The Company's actual results and performance could differ materially from those anticipated depending on, among other things, customer demand for the Company's services, the amount of revenue derived from the Portrait Studio Division through the fiscal year end and the overall level of economic activity in the Company's major markets.

     CPI is a consumer services company with $527.6 million in fiscal 1995 sales from continuing operations, operating over 1,700 retail locations, including 1,020 Sears Portrait Studios in the U.S., Puerto Rico and Canada, 153 Prints Plus wall decor locations and, in a joint venture with Eastman Kodak Company, 550 photofinishing locations.























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                           SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                          CPI CORP.
                                        (Registrant)





                             /s/  Barry Arthur
                                 -----------------------------
                                  Barry Arthur
                                  Authorized Officer and
                                  Principal Financial Officer


Dated:  October 18, 1996
























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